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                                                              Exhibit 1.A.(3)(c)


                               Commission Schedule

         Under NELICO's most recent commission schedule for new sales of the Policies, the following maximum percentages of the Commission Breakpoint Premium paid for each policy year will be paid to the NELICO agent involved in the sale of a Policy:

         Policy Year                        Maximum Percentage
         -----------                        ------------------
         1                                           50%
         2-10                                         5%
         11 and later                                 3%

         Agents will also receive a commission of 3% of each payment in excess of the Commission Breakpoint Premium in any year. For Policies sold in connection with certain executive benefit plans the maximum commissions are: 20% of the Commission Breakpoint Premium in the first Policy year, 10% in Policy years two through ten, and 2% thereafter. For these Policies NELICO will pay a maximum commission of 3.5% of each payment in excess of the Commission Breakpoint Premium in Policy years one through ten, and 2% of such excess premiums thereafter.

         Agents who meet certain NELICO productivity and persistency standards may be eligible for additional compensation. Agents may receive a portion of the general agent's expense reimbursement allowance.

         New England Securities may enter into selling agreements with other broker-dealers registered under the Securities Exchange Act of 1934 whose representatives are authorized by applicable law to sell variable life insurance policies. Under the agreements with those broker-dealers, the commission paid to the broker-dealer will be based on the schedules described above. NELICO may pay certain broker-dealers an additional bonus after the first Policy year on behalf of certain registered representatives, which may be up to the amount of the basic commission for the particular Policy year. NELICO will pay commissions through the registered broker-dealer, and may pay additional compensation to the broker-dealer and/or reimburse it for portions of Policy sales expenses. The registered representative may receive a portion of the expense reimbursement allowance paid to the broker-dealer.